Exhibit 99.1

ARIAD Reports First Quarter 2011 Financial Results and Development Progress

~ Patient enrollment in PACE trial ahead of schedule

~ SUCCEED trial data to be presented at ASCO

~Investor conference call and webcast tomorrow at 8 a.m. EDT

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 4, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the three-month period ended March 31, 2011 and provided an update on corporate developments. An investor conference call and webcast will be held tomorrow at 8 a.m. (EDT).

“We have had an excellent quarter with uniform progress taking place throughout our most advanced programs,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We and our partners are advancing the clinical development of our internally discovered small-molecule drug candidates. The PACE trial of ponatinib is enrolling patients substantially ahead of schedule, and positive, Phase 3 clinical data on ridaforolimus will be presented at the ASCO meeting on Monday, June 6. We anticipate that the first two ARIAD-discovered cancer drugs may be on the market and available to cancer patients by late next year.”

PACE Trial Ahead of Schedule

Patient enrollment in the pivotal Phase 2 PACE trial of ponatinib, ARIAD’s investigational pan-BCR-ABL inhibitor, is well ahead of schedule, and full patient enrollment, including over-enrollment in some patient cohorts, is expected to take place in the third quarter of this year, almost six months earlier than initially anticipated. The PACE trial is being conducted in patients with chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant or intolerant to either of the second-generation CML therapies, or those who have the T315I mutation of BCR-ABL, for which no current treatments are known to be effective.

Patient enrollment in the trial is progressing in all patient cohorts, including those patients with the T315I mutation. ARIAD now anticipates filing for marketing approval of ponatinib in the middle of next year, providing the potential for approval by the end of 2012.

Importantly, as a result of the speed at which patients are being enrolled in the PACE trial and earlier availability of follow-up data on patient outcomes, ARIAD is planning to submit comprehensive interim data from the trial this summer – a year ahead of schedule – for presentation at the annual meeting of the American Society of Hematology (ASH) that will take place late this year.

In addition, preliminary clinical data from a group of patients with FLT3-positive acute myeloid leukemia who were treated with ponatinib as part of its ongoing Phase 1 trial will be presented at the American Society of Clinical Oncology (ASCO) meeting on Friday, June 3.

“We are extremely proud of the progress that is taking place in the global development of ponatinib,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer. “The expedited rate of patient enrollment in the PACE trial highlights that there is definite, unmet medical need in CML and that new treatments are necessary to help patients who have become resistant or intolerant to the earlier generation drugs.”

SUCCEED Trial Data to Be Presented at ASCO

Comprehensive data from the completed Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic soft-tissue and bone sarcomas will be presented in an oral session at the ASCO meeting on Monday, June 6, 2011, at 4:30 p.m. (CDT), including data on the primary and secondary endpoints and data from predefined patient sub-analyses in the trial. ARIAD expects its partner, Merck, to file for regulatory approval of ridaforolimus in the U.S. and in Europe later this year. If approved, ridaforolimus would be the first molecularly targeted treatment for patients with sarcomas.

ARIAD exercised its option with Merck in the first quarter of the year to co-promote ridaforolimus with up to 20 percent of the sales effort in the United States. This provides ARIAD with a direct involvement in the potential commercial success of ridaforolimus and, at the same time, lays the groundwork for the sales and marketing infrastructure that will be utilized by ARIAD for the future commercialization of ponatinib.

AP26113 Advancing to the Clinic

ARIAD expects to file an investigational new drug application for AP26113, its investigational anaplastic lymphoma kinase (ALK) inhibitor, in the middle of this year and to begin a biomarker-based clinical trial shortly thereafter. AP26113 was specifically designed by ARIAD scientists as a highly potent inhibitor of ALK with superior drug-like properties and best-in-class potential. Multiple tumor types, including certain non-small cell lung cancers, lymphomas and neuroblastomas, are driven by aberrant ALK activation. In preclinical studies, AP26113 has been shown to be substantially more potent than crizotinib, Pfizer’s investigational ALK inhibitor, and to completely suppress resistance that is now being seen in the clinic with crizotinib.

ARGENT Cell-Signaling Regulation Technology Out-Licensed

ARIAD completed three exclusive out-license agreements for separate aspects of its ARGENT™ cell-signaling regulation technology. These agreements leverage ARIAD’s early investment in this innovative science, while providing the company with value linked to equity stakes, milestones, royalties and up-front payments and fees. ARIAD and Bellicum Pharmaceuticals, Inc. expanded their previous agreement as a result of promising clinical data from Phase 1/2 trials of Bellicum’s ARGENT-regulated cancer vaccine and cell-therapy product candidates, both utilizing AP1903, a small-molecule dimerizer drug discovered and developed by ARIAD. ARIAD and ReGenX Biosciences, LLC established a collaboration to combine the ARGENT technology with ReGenX’s proprietary gene-delivery technology for development of gene therapy products with pharmacologic control of gene expression and the potential for greater safety and efficacy in certain disease applications. Lastly, Clontech Laboratories, Inc. has assumed full responsibility for supplying the ARGENT technology worldwide for research applications, expanding its availability to scientists for in vitro and in vivo use.

Financial Highlights

For the three months ended March 31, 2011, ARIAD reported a net loss of $37.9 million, or $0.29 per share, compared to a net loss of $23.4 million, or $0.21 per share, for the corresponding period in 2010. The increase in net loss is primarily due to an increase of $12.5 million in the non-cash charge related to the revaluation of the company’s warrant liability from $6.1 million in the first quarter of 2010 to $18.6 million in the first quarter of 2011. The charge is primarily attributable to an increase in the market price of ARIAD’s common stock from $3.40 per share at March 31, 2010 to $5.10 per share at December 31, 2010 and $7.52 per share at March 31, 2011.

In addition, ARIAD’s net loss reflects a decrease in revenue of $2.1 million, due primarily to the restructuring in May 2010 of the company’s collaboration with Merck for the development and commercialization of ridaforolimus. Also, the Company’s operating expenses remained steady at $19.4 million in both the first quarter of 2010 and the first quarter of 2011, reflecting the net effect of a decrease in expenses for development of ridaforolimus as a result of the restructuring of the company’s agreement with Merck and an increase in expenses related to development of ponatinib due to increasing enrollment of patients in clinical trials.

For the three-month period ended March 31, 2011, cash used in operations was $17.3 million, compared to cash used in operations of $14.3 million for the corresponding period in 2010. In addition, cash flows for the first quarter of 2011 included $7.6 million in proceeds from the exercise of warrants and $4.4 million in proceeds resulting from an amendment to ARIAD’s term-loan agreement. The Company ended the first quarter of 2011 with cash and cash equivalents of $98.4 million, compared to $103.6 million at December 31, 2010.

Upcoming Medical Meetings

  2011 Annual Meeting of the American Society of Clinical Oncology, Chicago, IL, June 3 to 7, 2011.
  14th World Conference on Lung Cancer, Amsterdam, The Netherlands, July 3 to 7, 2011.

Upcoming Investor Meetings

  Bank of America Merrill Lynch 2011 Healthcare Conference, Las Vegas, NV, May 10 to 12, 2011.
  Jefferies 2011 Global Life Sciences Conference, New York, NY, June 6 to 9, 2011.

Tomorrow’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call tomorrow, May 5, 2011 at 8 a.m. (EDT). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.ariad.com%2Finvestor&esheet=5946762&lan=en_US&anchor=http%3A%2F%2Fwww.ariad.com%2Finvestor&index=3 The call can be accessed by dialing 866-831-6267 (domestic) or 617-213-8857 (international) five minutes prior to the start time and providing the pass code 15820400. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our three product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Total revenue	$56	$2,154
Operating expenses:
Research and development	14,574	14,835
General and administrative	4,854	4,574
Total operating expenses	19,428	19,409
Revaluation of warrant liability	(18,572)	(6,080)
Other	(5)	(63)
Other income (expense), net	(18,577)	(6,143)
Net loss	$(37,949)	$(23,398)
Net loss per common share	$(0.29)	$(0.21)

Weighted average number of shares of common stock outstanding	128,998	109,016
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2011	December 31, 2010
	(Unaudited)
Cash and cash equivalents	$98,356	$103,630
Total assets	$115,032	$120,030
Working capital	$84,988	$88,775
Total liabilities	$62,980	$55,954
Stockholders’ equity	$52,052	$64,076
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(17,269)	$(14,327)
Net cash used in investing activities	(664)	(342)
Net cash provided by (used in) financing activities	12,659	(251)

Net decrease in cash and cash equivalents	$(5,274)	$(14,920)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208